                                                                  EXHIBIT 99.1




                           Cornerstone Properties Inc.


             Supplemental Information to Quarterly Earnings Release




        1)  Third Quarter 1997

            o  Balance Sheet

            o  Income Statement

            o  Management's Discussion and Analysis

        2)  Third Quarter Press Release

        3)  Quarterly Fact Sheet

        4)  Table of Properties

        5)  Top Ten Tenants

        6)  Historical Occupancy

        7)  Average Annual Rents

        8)  Lease Expiration Schedule

        9)  Tenant Retention

        10) Capital Expenditures and Leasing Costs

        11) Minority Sharing in Cash Flows and Residual Proceeds

                           CORNERSTONE PROPERTIES INC.





                           SUPPLEMENTAL INFORMATION TO

                           QUARTERLY EARNINGS RELEASE









                               o THIRD QUARTER 1997

                                 o BALANCE SHEET
                                 o INCOME STATEMENT
                                 o MANAGEMENT'S DISCUSSION AND ANALYSIS

                         PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                                            SEPTEMBER 30,   DECEMBER 31,
                                                                                1997            1996
                                                                            ------------    -----------
                                                                             (UNAUDITED)
ASSETS

Investments, at cost:
       Land                                                                   $  89,835       $  68,395
       Buildings and improvements                                               659,504         612,567
       Deferred lease costs                                                     126,375         118,700
                                                                              ---------       ---------
                                                                                875,714         799,662
       Less: Accumulated depreciation and amortization                          219,881         198,686
                                                                              ---------       ---------
          Total investments                                                     655,833         600,976

Cash and cash equivalents                                                       224,874         114,803
Restricted cash (Note 3)                                                         39,728           4,426
Other deferred costs, net of accumulated amortization of $1,647
  and $1,140                                                                      3,795           3,562
Deferred tenant receivables                                                      36,208          34,747
Tenant and other receivables                                                      4,384           2,405
Notes receivable                                                                  2,007           2,911
Other assets                                                                      5,156           2,350
                                                                              ---------       ---------
TOTAL ASSETS                                                                  $ 971,985       $ 766,180
                                                                              =========       =========

LIABILITIES AND STOCKHOLDERS' INVESTMENT

Long-term debt (Note 4)                                                       $ 366,830       $ 400,142
Short-term debt (Note 3)                                                         35,000              --
Accrued interest payable                                                          1,522           1,082
Accrued real estate taxes payable                                                15,968          13,222
Common Stockholders' distribution payable                                        14,657          12,366
Accounts payable and accrued expenses                                             9,158           6,468
Unearned revenue and other liabilities                                            8,223           9,095
                                                                              ---------       ---------
TOTAL LIABILITIES                                                               451,358         442,375
                                                                              ---------       ---------

Minority Interest (Note 1)                                                      (17,356)        (17,478)
                                                                              ---------       ---------


Redeemable Preferred Stock, $166,500,000 redemption value (Note 6)                   --         162,743
                                                                              ---------       ---------

STOCKHOLDERS' INVESTMENT (Note 7)
7% Cumulative Convertible Preferred Stock, $16.50 stated value                   50,000          50,000
   15,000,000 shares authorized; 3,030,303 shares issued and outstanding
Common stock, no par value; 100,000,000 authorized shares;
    shares issued and outstanding (1997-48,856,742; 1996-20,609,754)
Paid-in capital                                                                 499,331         160,577
Accumulated deficit                                                              (9,123)        (30,789)
Deferred compensation                                                            (2,225)         (1,248)
                                                                              ---------       ---------
TOTAL STOCKHOLDERS' INVESTMENT                                                  537,983         178,540
                                                                              ---------       ---------
TOTAL LIABILITIES AND STOCKHOLDERS' INVESTMENT                                $ 971,985       $ 766,180
                                                                              =========       =========


              The accompanying notes are an integral part of these
                  condensed consolidated financial statements

                  CORNERSTONE PROPERTIES INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
             (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                  THREE MONTHS   THREE MONTHS   NINE MONTHS    NINE MONTHS
                                                      ENDED         ENDED          ENDED           ENDED
                                                  SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,   SEPTEMBER 30,
                                                      1997           1996           1997            1996
                                                    --------       --------       ---------       --------
REVENUES
       Office and parking rentals                   $ 34,546       $ 27,774       $ 103,237       $ 80,687
       Interest and other income                       3,868          1,227           8,432          4,076
                                                    --------       --------       ---------       --------
           TOTAL REVENUES                             38,414         29,001         111,669         84,763
                                                    --------       --------       ---------       --------

EXPENSES
       Building operating expenses                     7,660          6,092          22,693         17,540
       Real estate taxes                               5,933          4,870          17,553         14,186
       Interest expense                                7,405          7,922          22,395         24,054
       Depreciation and amortization                   7,057          6,068          20,865         17,869
       General and administrative                      1,869          1,675           5,134          4,662
                                                    --------       --------       ---------       --------
           TOTAL EXPENSES                             29,924         26,627          88,640         78,311
                                                    --------       --------       ---------       --------
                                                       8,490          2,374          23,029          6,452
                                                    --------       --------       ---------       --------
OTHER INCOME (EXPENSES)
      Net gain on interest rate swaps (Note 1)            --            (64)             99          5,401
      Minority Interest                                 (414)          (331)         (1,408)        (1,017)
                                                    --------       --------       ---------       --------
Income before extraordinary item                       8,076          1,979          21,720         10,836

Extraordinary loss                                        --         (3,786)            (54)        (3,786)
                                                    --------       --------       ---------       --------

NET INCOME (LOSS)                                   $  8,076       $ (1,807)      $  21,666       $  7,050
                                                    ========       ========       =========       ========

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK        $  7,201       $ (2,682)      $  12,381       $  4,425
                                                    ========       ========       =========       ========
INCOME (LOSS) BEFORE EXTRAORDINARY
ITEM PER COMMON SHARE (Note 1)                      $   0.18       $   0.05       $    0.37       $   0.40
                                                    ========       ========       =========       ========

NET INCOME (LOSS) PER COMMON SHARE (Note 1)         $   0.18       $  (0.13)      $    0.37       $   0.22
                                                    ========       ========       =========       ========


              The accompanying notes are an integral part of these
                  condensed consolidated financial statements

ITEM 2

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
      OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997


RESULTS OF OPERATIONS

CONSOLIDATION
Cornerstone's principal source of income is rental revenues received through its investment in six fee simple properties and two real estate partnerships held by nine wholly-owned subsidiaries: 1700 Lincoln Limited owned 90 percent by ARICO-Denver, Inc. and 10 percent by 1700 Lincoln Inc., NWC Limited Partnership owned by ARICO-Minneapolis, Inc., Third and University Limited Partnership owned by ARICO-Seattle, Inc., 125 Summer Street owned by CStone-Boston Inc., Tower 56 owned by CStone-New York Inc., One Lincoln Centre owned by CStone-Oakbrook, Inc., 527 Madison Avenue owned by CStone-527 Madison, Inc. and the Frick Building owned by CStone-Pittsburgh Trust, respectively. NWC Limited Partnership and Third and University Limited Partnership have been consolidated since Cornerstone has a majority interest in the economic benefits and has the right to become managing general partner at its sole discretion.

PROPERTY RESULTS

For the three and nine months ended September 30, 1997 and 1996 property results can be summarized as follows (000's):


                                     For the three    For the three      For the nine    For the nine
                                      months ended     months ended      months ended    months ended
                                      September 30,    September 30,     September 30,    September 30,
                                          1997             1996              1997              1996
------------------------------------------------------------------------------------------------------
Office and Parking Rentals               $34,546          $27,774          $103,237          $80,687
Less:
  Building Operating Expenses              7,660            6,092            22,693           17,540
  Real Estate Taxes                        5,933            4,870            17,553           14,186
  Depreciation and Amortization            7,057            6,068            20,865           17,869
                                         -------          -------          --------          -------

Total Operating Expenses                  20,650           17,030            61,111           49,595
                                         -------          -------          --------          -------
Total Property Income                    $13,896          $10,744          $ 42,126          $31,092
                                         =======          =======          ========          =======


The increase in property income for the three months ended September 30, 1997 as compared to the same period in 1996 of $3.1 million was due to the acquisition of One Lincoln Centre ($1.0 million), and the Frick Building ($0.4 million) during 1996, and 527 Madison Avenue ($1.2 million) in early 1997. At the existing properties, property income at Norwest Center increased $0.5 million due to the recovery of the increased real estate taxes which were incurred in 1996. Washington Mutual Tower increased $0.3 million due to increased rental rates and higher parking revenues. The property income at 125 Summer Street decreased $0.4 million due to the vacancy caused by the expiration of Gadsby and Hannah and the reduction of rent in the BTM Capital Corporation lease. One Norwest Center and Tower 56 combined property income increased by $0.1 million.

The increase in property income for the nine months ended September 30, 1997 as compared to the same period in 1996 of $11.0 million was due to the acquisition of Tower 56 ($1.1 million), One Lincoln Centre ($2.9 million), and the Frick Building ($1.3 million) during 1996 and 527 Madison Avenue ($3.6 million) in early 1997. At the existing properties, property income at One Norwest Center increased $0.9 million due to a lease buyout of a portion of the Norwest Bank space in order to allow for the Gulf Canada expansion. Norwest Center increased $1.9 million due to the recovery of the increased real estate taxes which were incurred in 1996. Washington Mutual Tower increased $0.9 million due to increased rental rates and higher parking revenues. The property income at 125 Summer Street decreased $1.6 million due to the vacancy caused by the expiration of Gadsby and Hannah and the reduction of rent in the BTM Capital Corporation lease.

INTEREST AND OTHER INCOME

Interest and other income was $3,868,000 and $1,227,000 for the three months ended September 30, 1997 and 1996, respectively. These amounts primarily consist of interest earned from short-term investments, notes receivable from partners, and income from the advisory contracts in 1997 and 1996. The increase was due to the additional cash available for short-term investment as a result of the initial public offering.

Year to date interest and other income was $8,432,000 in 1997 and $4,076,000 in 1996. These amounts primarily consist of interest earned from short-term investments, interest earned on the Tower 56 mortgage notes receivable in 1996, notes receivable from partners, and income from the advisory contracts in 1997 and 1996. The increase was due to the additional cash available for short-term investment as a result of the initial public offering.

INTEREST EXPENSE
Interest expense incurred by Cornerstone relating to its financing activities was $7,405,000 and $7,922,000 for the three months ended September 30, 1997 and 1996, respectively. The decrease was primarily due to the refinancing of the One Norwest Center debt resulting in savings of $217,000 and approximately $406,000 of savings resulting from the repayment of the $32.5 million term loan. These amounts are partially offset by approximately $106,000 of increased amortization of deferred financing costs.

Interest expense incurred by Cornerstone relating to its financing activities was $22,395,000 and $24,054,000 for the nine months ended September 30, 1997 and 1996, respectively. The decrease was primarily due to the refinancing of the One Norwest Center debt resulting in savings of $1,320,000, which is offset by the $444,000 of interest expense on Tower 56 which was financed in the second quarter of 1996 and increased financing cost amortization of $53,000. Additionally, the Company had approximately $836,000 of savings resulting from the repayment of the $32.5 million term loan.

INTEREST RATE SWAPS
During 1996 and 1997 the Company had the following interest rate swaps outstanding:

The $107 million interest rate swap agreement with a maturity date of July 30, 1998, was accounted for as a hedge since it was comprised of two offsetting swaps, resulting in a fixed payment from Cornerstone to its counterparties through the term of the swaps. Upon the refinancing of the One Norwest Center debt in August 1996, the swap was terminated and the cost to terminate the swap was recorded as an extraordinary loss.

For the nine month period ended September 30, 1996, interest expense of the Company included approximately $467,000 of expense related to interest rate swap agreements. Since the $98 million swap was a forward swap and accounted for on a mark to market basis, it had no effect on the reported interest expense of the Company. This swap was terminated during the first quarter of 1997 at a gain of $99,000 compared to the mark to market gain in the first three quarters of 1996 of $5.4 million. The Company currently is not a party to interest rate swap agreements.

GENERAL AND ADMINISTRATIVE EXPENSES
The aggregate amount of Cornerstone's general and administrative expenses have increased to $1,869,000 for the three months ended September 30, 1997 from $1,675,000 for the same period in 1996. The increase in 1997 from 1996 of $194,000 was due to increased staffing.

The aggregate amount of Cornerstone's general and administrative expenses have increased to $5,134,000 for the nine months ended September 30, 1997 from $4,662,000 for the same period in 1996. The increase in 1997 from 1996 of $472,000 was due to the write off of certain expenses related to abandoned projects of $144,000, and increased salaries and benefits due to the hiring of additional staff of $218,000 and public relations consultants of $110,000.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW (000'S)

                                   For the nine months                      For the nine months
Cash flow provided by (used in):   ended September 30, 1997              ended September 30, 1996
-------------------------------------------------------------------------------------------------
Operating activities                       $43,472                                $20,421
Investing activities                       (74,161)                               (10,229)
Financing activities                       140,760                                  1,587
Earnings to fixed charges ratio               1.39                                   1.17

Cash provided by operating activities increased from $20.4 million for the nine months ended September 30, 1996 to $43.5 million for the nine months ended September 30, 1997. This increase was mainly due to the increase in net rental revenues (before depreciation and amortization) from the properties of $14.0 million, interest expense savings of $4.3 million on a cash basis, a reduction in unbilled rental income of $0.5 million, an increase in minority interest of $0.4 million and increased interest income from higher cash reserves of $4.4 million; these amounts are offset by an increase of approximately $0.5 million of general and administrative expenses.

Cash used in investing activities increased to $74.2 million for the nine months ended September 30, 1997 from $10.3 million for the nine months ended September 30, 1996 due to the acquisition of 527 Madison Avenue during 1997 for a total cost of $67 million.

Cash providing by financing activities increased to $140.8 million for the nine months ended September 30, 1997 as compared to $1.6 million as of September 30, 1996. The increase was mainly due to the placement proceeds from the initial public offering which is offset by common and preferred stockholder distributions and the repayment of the $32.5 million term loan.

The ratio of earnings to fixed charges and dividends on preferred stock increased to 1.39 times at September 30, 1997 from 1.17 times at September 30, 1996 due to the substantial reduction of the Company's leverage ratio and the conversion of the 8% preferred shares into common stock.

FUNDS FROM OPERATIONS
The Company calculates Funds from Operations (FFO) based upon guidance from the National Association of Real Estate Investment Trusts (NAREIT). FFO is defined as net income, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated joint ventures. The Company has adjusted FFO by the net gain on interest rate swap previously discussed due to the non-cash nature of this item. Since the Company is no longer a party to any interest rate swap agreements, the adjustment in the first quarter of 1997 will be the final adjustment for this item.

Industry analysts generally consider FFO to be an appropriate measure of performance of an equity Real Estate Investment Trust (REIT) such as Cornerstone. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and, therefore, should not be considered a substitute for net income as a measure of performance or for cash flow from operations as a measure of liquidity calculated in accordance with generally accepted accounting principles.

The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors an understanding of the ability of the Company to incur and service debt and to make capital expenditures. For cash flows from operating, financing and investing activities, see the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements which are part of this report.

The Company no longer reports free and deferred rental income as an adjustment to FFO since this is not part of the industry standard. Therefore, included in FFO for the three months ended September 30, 1997 and 1996, is a reduction of approximately $38,000 and an increase of approximately $85,000, respectively, for free and deferred rental income (after adjustment for minority interest). Included in FFO for the nine months ended September 30, 1997 and 1996, is approximately $746,000 and $751,000, respectively, of free and deferred rental income (after adjustment for minority interest).

The table below sets forth the adjustments which were made to the net income of the Company in the calculation of FFO for the three and nine month periods ended September 30, 1997 and 1996, respectively (in thousands):

                                                                       FUNDS FROM OPERATIONS (A)
                                                 -----------------------------------------------------------------------
                                                 THREE MONTHS       THREE MONTHS        NINE MONTHS        NINE MONTHS
                                                     ENDED              ENDED               ENDED              ENDED
                                                 SEPTEMBER 30,      SEPTEMBER 30,       SEPTEMBER 30,      SEPTEMBER 30,
                                                      1997               1996               1997               1996
                                                    --------           --------           --------           --------
Net income                                          $  8,076           $ (1,807)          $ 21,666           $  7,050

NAREIT Adjustments:
   Depreciation and amortization (B)                   7,057              6,068             20,865             17,869
   Realized/Unrealized gain                                0                 64                (99)            (5,401)
   Minority adjustments                                 (307)              (372)            (1,044)            (1,393)
   Extraordinary Losses/Swap Losses                        0              3,786                 54              3,786

Other Adjustments:
   Amortization on rent notes                            346                311                903                813
   Real estate tax adjustment                              0                695                  0              2,107
                                                    --------           --------           --------           --------
FUNDS FROM OPERATIONS                                 15,172              8,745             42,345             24,831
                                                    --------           --------           --------           --------

Accrued Preferred Dividend                              (875)              (875)            (9,285)            (2,625)
                                                    --------           --------           --------           --------

FUNDS FROM OPERATIONS
AVAILABLE FOR COMMON SHARES                         $ 14,297           $  7,870           $ 33,060           $ 22,206
                                                    ========           ========           ========           ========

(A) Although the Company believes that this table is a full and fair presentation of the Company's FFO, similarly captioned items may be defined differently by other REITs, in which case direct comparisons may not be possible.

(B) The depreciation and amortization adjustment does not include amortization of deferred financing costs and depreciation of non-real estate assets in accordance with guidance from NAREIT.

The increase in FFO for the three months ended September 30, 1997 as compared to the same period in 1996 is due to a $4.1 million increase in property net operating income, a $2.6 million increase in interest and other income, a $0.5 million decrease in interest expense, which was offset by the $0.7 million real estate tax adjustment in 1996 and a $0.2 million increase in general and administrative expenses.

The increase in FFO available for common shares for the nine months ended September 30, 1997 is due to a $14.0 million increase in property net operating income, a $4.3 million increase in interest and other income, a $1.7 million decrease in interest expense, and a $0.1 million increase in rent note amortization. These amounts are offset by a $0.5 million increase in general and administrative expenses, $2.1 million of real estate tax adjustment in 1996 and an increase of $6.7 million of preferred dividends.

The Company will seek to continue increasing FFO and the value of its property portfolio by acquiring additional properties that the Company believes will produce favorable returns. As part of its ongoing business, the Company periodically engages in discussions with public and private real estate entities regarding possible portfolio or asset acquisitions or business combinations.

CAPITAL STOCK TRANSACTIONS
On April 22, 1997, the Company completed its initial public offering in the U.S. of 16.1 million shares of common stock at a price of $14.00 per share. The proceeds from the offering will be used to acquire new assets and for general corporate purposes. The Company is listed on the New York Stock Exchange under the symbol CPP.

On July 25, 1997, the 1,148,276 shares of Redeemable Preferred stock were converted into 11,482,760 common shares. The contractual conversion was based upon meeting a $16.00 twenty day average common share price.

LONG TERM DEBT
The Company was required under the terms of its $32.5 million term loan with Deutsche Bank AG to repay the loan upon the completion of its initial public offering (IPO) in the United States. In anticipation of the IPO and listing on the New York Stock Exchange, the Company repaid this loan on March 19, 1997. The Company has no long-term debt maturing until 2001.

OTHER MATTERS
The Company is not aware of any environmental issues at any of its properties. The Company believes it has sufficient insurance coverage at each of its properties. A majority of the Company's leases require the tenants to pay most operating expenses as well as increases in common area maintenance expenses, which reduces the Company's exposure to increases in costs and operating expenses resulting from inflation.

STOCKHOLDERS' DISTRIBUTIONS
Cornerstone intends to distribute at least 95 percent of its taxable income to maintain its qualification as a Real Estate Investment Trust. Currently, Cornerstone anticipates that FFO will exceed taxable income for the foreseeable future. Cornerstone's distribution policy is to pay distributions based upon FFO, less prudent reserves. The Company declared a dividend of $0.30 per common share, payable to all stockholders of record as of September 19, 1997 on October 31, 1997.

At the present time the Company is current in the payment of all preferred dividends.

LIQUIDITY
At September 30, 1997, the Company had $224,874,000 in cash and cash equivalents and $39,728,000 in restricted cash. Restricted cash is being held by escrow agents for the One Norwest Center, 527 Madison Avenue and Washington Mutual Tower loans. Cornerstone also had available $10 million under its working capital line of credit for general corporate purposes. In addition, Cornerstone anticipates it will receive distributions from its real estate partnerships and rental income from its fee owned properties on a monthly basis which will be used to cover normal operating expenses and pay distributions to its stockholders. Based upon its cash reserves and other sources of funds, Cornerstone has sufficient liquidity to meet its cash requirements for the foreseeable future.

NEW PRONOUNCEMENTS
During 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"), No. 129 "Disclosure of Information About Capital Structure" ("SFAS 129"), No. 130 "Reporting Comprehensive Income" ("SFAS 130"), and No. 131 "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). All of these statements are effective for fiscal years beginning after December 15, 1997.

SFAS 128 specifies the computation, representation and disclosure requirements for earnings per share. SFAS 129 established standards for disclosing information about an entity's capital structure such as information about securities, liquidation preference of preferred stock and redeemable stock. SFAS 130 specifies the presentation and disclosure requirement for reporting comprehensive income which includes those items which have been formerly reported as a component of shareholders' equity. SFAS 131 establishes the disclosure requirements for reporting segment information.

Management believes that, when adopted, SFAS 128, 129, 130 and 131 will not have a significant impact on the Company's financial statements.

                           CORNERSTONE PROPERTIES INC.





                           SUPPLEMENTAL INFORMATION TO

                           QUARTERLY EARNINGS RELEASE









                          o THIRD QUARTER PRESS RELEASE

                                                    CORNERSTONE PROPERTIES INC.
                                                    126 East 56th Street
                                                    New York, NY  10022
                                                   (NYSE: CPP)




AT THE COMPANY                               AT THE FINANCIAL RELATIONS BOARD
--------------                               --------------------------------
John S. Moody      Kevin P. Mahoney          Julie Gottlieb     Stephanie Mishra   Judith Sylk-Siegel
President & CEO    VP & Treasurer            (General Info)     (Analyst Info)     (Media Info)
(212) 605-7101     (212) 605-7142            (212) 661-8030     (415) 986-1591     (212) 661-8030


FOR IMMEDIATE RELEASE
November 4, 1997


                           CORNERSTONE PROPERTIES INC.
               ANNOUNCES THIRD QUARTER AND NINE-MONTH 1997 RESULTS


THIRD QUARTER AND NINE-MONTH HIGHLIGHTS

o    Year-to-date property net operating income rose 29% over 1996

o    Occupancy rate maintained at 97%

o    Tenant retention rate remains 85%

o Acquired nine premier office buildings and an undeveloped parcel of land from Dutch Institutional Holding Company; nearly doubling the asset base of the portfolio

o With the completion of the DIHC acquisition, more than quadrupled the common equity base over the last twelve months

o New York State Teachers' Retirement System and Rodamco convert $166.5 million of preferred shares into common stock

o Increased the commitment on the Acquisition Line of Credit from $200 million to $350 million


NEW YORK, NEW YORK (NOVEMBER 4, 1997) -- Cornerstone Properties Inc. (NYSE:
CPP), a real estate investment trust, announced today results for its third quarter ended September 30, 1997. Funds from operations (FFO) allocated to shareholders amounted to $15,371,000, or $0.29 per share calculated on 53,145,000 fully diluted total shares outstanding, compared to $8,937,000, or $0.37 per share on 24,371,000 fully diluted total shares outstanding, for the three months ended September 30, 1996. The decrease in FFO per share was caused by the continued impact of reducing leverage from roughly 50% a year ago to 30% on September 30, 1997, and carrying cash proceeds of over $200 million generated from the Company's U.S. public offering in April. As defined by NAREIT, funds from operations is defined as net income excluding expenses from debt restructuring, gains (or loss) on sale of property, plus depreciation and amortization.

Net income for the third quarter of 1997 grew to $8,076,000, driven by increased property net operating income and strong internal growth, compared to a loss of $1,807,000 for the third quarter of 1996. Year-to-date net income increased to $21,666,000, compared to $7,050,000 for the first nine months of 1996, reinforced by continued growth in real estate net operating income and offset by a one-time gain on an interest rate swap transaction in 1996.

Cornerstone Properties Announces 3Q97 Results
November 4, 1997
Page 2



Cornerstone Properties' President and Chief Executive Officer John S. Moody commented, "We made significant progress during the quarter in positioning the Company for future sustainable growth. We used our IPO proceeds to complete the acquisition of the DIHC portfolio, which confirmed Cornerstone's status as the premier quality office REIT. In fact, we believe that the majority of the buildings in our portfolio are at the top of their respective markets and the portfolio as a whole is unmatched in terms of quality."

Mr. Moody continued, "The acquisition not only doubled our portfolio, it gave us access to new growth markets such as Atlanta, Charlotte and Washington DC, and significantly increased our presence in Boston. The acquisition also greatly strengthened the diversity of our tenant base, effectively reducing our exposure to any one large tenant, as well as smoothing out the rollover of the portfolio's leases over the next five years.

Year-to-date FFO allocated to shareholders totaled $42,937,000, or $0.93 per share on 46,404,000 fully diluted total shares outstanding, compared to $25,409,000, or $1.05 per share on 24,278,000 fully diluted total shares outstanding for the nine months ended September 30, 1997.

Year-to-date net operating income before depreciation from Cornerstone Properties' real estate assets increased 29% to $62,991,000 for the nine months ended September 30, 1997, from $48,961,000 a year ago. The growth in operating income is attributable to increases in rental income generated as the result of the Company's acquisition of three properties in 1996 and a fourth in early 1997.

"Our objective going forward is to repeat our success of the past year by achieving consistently high returns through internal growth and acquisitions while managing our balance sheet," Mr. Moody explained. "First, we will continue to focus on acquisitions with optimal discount-to-replacement profiles that offer tremendous growth potential. Next, we will take advantage of our ability to structure `stock for asset swaps,' as we did with the DIHC deal. Our success with this particular sort of transaction and the strength of the Company's fundamentals make Cornerstone a preferred "vehicle of choice" for the rapidly growing number of pension and closed-end funds seeking buyers for their real estate assets. We believe the relationship of the Company's share value to its underlying value will help position Cornerstone as the leading alternative for securitization by these institutions."

Mr. Moody concluded, "At the same time, we will continue to apply our policy of aggressive management and leasing which has enabled us to achieve consistently high occupancy rates and maintain one of the best tenant retention rates in our industry, about 20 points on average higher than our peer group."

DIHC ACQUISITION COMPLETED

On August 17, 1997, the Company entered into a Letter of Intent to purchase nine properties and an undeveloped parcel of land from Dutch Institutional Holding Company in exchange for $259 million in cash, $250 million in mortgage debt and 34,187,500 shares of common stock. The acquisition closed on October 27, 1997.

PREFERRED STOCK CONVERTED

On July 25, 1997, New York State Teachers Retirement System and Rodamco converted $166.5 million of convertible preferred stock into common shares. This conversion was triggered by the Company's achievement of certain financial targets, including a 20-day average target share price of $16.00.

ACQUISITION LINE OF CREDIT INCREASED

On October 27, 1997, after the close of the third quarter, the Company closed its Acquisition Line of Credit with Bankers Trust Company and The Chase Manhattan Bank in the amount of $350 million, an increase over its existing Line of Credit of $200 million. An initial funding of $54 million was made to fund the

Cornerstone Properties Announces 3Q97 Results
November 4, 1997
Page 3



excess cash needed to close the DIHC transaction in addition to the cash on hand from the Initial Public Offering.

QUARTERLY DIVIDEND DECLARED

The Company declared a quarterly dividend of $0.30 per share payable on October 31 to shareholders of record on September 19, 1997. The Company expects to continue to maintain its quarterly dividend at $0.30 per share for the foreseeable future in order to bring its FFO payout ratio (currently at 93%) in line with its peers.

"SAME STORE" REVENUE GROWTH CONTINUES

The Company achieved "same store" net operating income growth of 1.24% over the third quarter of 1996, despite the rolldown of 94,000 s.f. leased by BTM Capital Corp. (a subsidiary of Bank of Tokyo-Mitsubishi) and the expiration of the Gadsby & Hannah lease (40,000 s.f.), both at 125 Summer Street in Boston. Same store revenues increased a total of 4.56% from third quarter 1996 to third quarter 1997 for Norwest Center (0.64%), One Norwest Center (6.47%), Washington Mutual Tower (7.63%) and Tower 56 (8.67%), which were the four properties owned for that entire period.

LEASING UPDATE: TENANT RETENTION RATE 85% AND OVERALL OCCUPANCY RATE 97%

Tenant retention for the third quarter of 1997 continued strong at 85%. The portfolio's overall occupancy rate remained constant at 97%. Occupancy at the Frick Building now stands at 88% (up from 85% on December 31, 1996), and occupancy at One Lincoln Centre increased to 95% from 91% during the same period. In total, the Company has leased over 880,000 square feet this year and reduced its lease rollover exposure in 1998 from 629,000 square feet to 349,999 square feet.

Cornerstone Properties Inc. is a self-administered equity real estate investment trust (REIT) investing exclusively in Class A and trophy quality office properties in prime locations in major metropolitan areas and central business districts. The Company, through its subsidiaries, currently owns 17 Class A or trophy quality office properties throughout the United States totaling 9.5 million rentable square feet. Headquartered in New York City, the Company's stock is traded on the New York Stock Exchange under the ticker symbol CPP.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, those detailed in the Company's registration statement and periodic reports filed with the Securities & Exchange Commission.

                                      # # #

                         TO RECEIVE MORE INFORMATION ON
                  CORNERSTONE PROPERTIES, VIA FAX AT NO CHARGE,
                DIAL 1-800-PRO-INFO AND ENTER TICKER SYMBOL CPP,
         OR VISIT CORNERSTONE PROPERTIES' WEB SITE AT WWW.CSTONEPROP.COM

                          [Financial Statements follow]

Cornerstone Properties Announces 3Q97 Results
November 4, 1997
Page 4


                           CORNERSTONE PROPERTIES INC.
                              FUNDS FROM OPERATIONS
                               SEPTEMBER 30, 1997

                                                   THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                     SEPTEMBER 30,                          SEPTEMBER 30,
                                                1997               1996               1997                1996
                                              --------           --------           ---------           --------
Rental income                                 $ 34,546           $ 27,774           $ 103,237           $ 80,687
Building operating expenses                     13,593             10,962              40,246             31,726
                                              --------           --------           ---------           --------
Building net operating income                 $ 20,953           $ 16,812           $  62,991           $ 48,961
                                              --------           --------           ---------           --------
Corporate general and administrative            (1,869)            (1,675)             (5,134)            (4,662)
Interest and other income                        3,868              1,227               8,432              4,076
                                              --------           --------           ---------           --------
EBITDA                                        $ 22,952           $ 16,364           $  66,289           $ 48,375
                                              --------           --------           ---------           --------
Interest expense                                (7,405)            (7,922)            (22,395)           (24,054)
Non-real estate depreciation*                       --                 --                  --                 --
Minority adjustments                              (721)              (703)             (2,452)            (2,410)
Norwest tax adjustment                              --                695                  --              2,107
Rent notes                                         346                311                 903                813
                                              --------           --------           ---------           --------
Funds from operations                           15,172              8,745              42,345             24,831
Interest on convertible debt                       199                192                 592                578
                                              --------           --------           ---------           --------
Funds from operations (adjusted
   for convertible debt)                      $ 15,371           $  8,937           $  42,937           $ 25,409
                                              --------           --------           ---------           --------
Weighted average fully
   diluted shares                               53,145             24,371              46,404             24,278

FFO PER SHARE (FULLY DILUTED)                 $   0.29           $   0.37           $    0.93           $   1.05
Less: capital expenditures per share              0.02               0.04                0.06               0.13
                                              --------           --------           ---------           --------
AFFO per share                                    0.27               0.32                0.86               0.91

Funds from operations                         $ 15,172           $  8,745           $  42,345           $ 24,831
Less: preferred dividends                         (875)              (875)             (9,285)            (2,625)
Less: recurring lease costs and
   capital expenditures**                       (1,038)            (1,084)             (2,999)            (3,252)
Less: straight line rents adjusted
   for minority interest                            38                (85)               (746)              (751)
                                              --------           --------           ---------           --------
Funds available for distribution              $ 13,298           $  6,701           $  29,315           $ 18,203
                                              --------           --------           ---------           --------
Weighted average common
   shares outstanding                           45,804             20,437              33,494             20,344
Funds available for distribution
   per share                                      0.29               0.33                0.88               0.89
Distribution per share                            0.30               0.30                0.90               0.90

** Beginning with the third quarter of 1997, non-real estate depreciation has been reclassified to the "General & Administrative" category, and finance amortization has been reclassified to "Interest Expense."

* Based on a five-year 1993-1997 average of recurring (revenue generating) tenant leasing costs of $7.28 per square foot leased times the five-and-a-quarter-year (1997-2002) average quarterly lease expiration of 115,434 square feet ($840,357), plus a capital expenditure reserve of $0.04 per square foot or $97,640.

    Year to date, the Company has incurred $6,320,021 in recurring tenant costs in leasing 880,616 square feet, or a cost of $7.18 per square foot.

    Year to date, the Company has incurred $267,151 in recurring capital costs on an average of 4.9 million square feet owned, or a cost of $0.05 per square foot.

                           CORNERSTONE PROPERTIES INC.





                           SUPPLEMENTAL INFORMATION TO

                           QUARTERLY EARNINGS RELEASE










                             o QUARTERLY FACT SHEET

                           CORNERSTONE PROPERTIES INC.
                              QUARTERLY FACT SHEET

-------------------------------------------------------------------------------------------
1998 COMMON DIVIDENDS                                    RECORD DATE           PAYMENT DATE
1st Quarter                                                  1/30/98                2/27/98
2nd Quarter                                                  4/30/98                5/29/98
3rd Quarter                                                  7/31/98                8/31/98
4th Quarter                                                 10/30/98               11/30/98
--------------------------------------------------------------------------------------------
EARNINGS RELEASE/ QUARTERLY CONFERENCE CALL
4th Quarter 1997                                             2/26/98
1st Quarter                                                   5/5/98
2nd Quarter                                                   8/4/98
3rd Quarter                                                  11/3/98

-------------------------------------------------------------------------------------------------------------------------------
                                                             CURRENT QUARTER                              YEAR TO DATE
3RD QUARTER RESULTS                                        1997                      1996             1997             1996
FFO Per Share                                          $      0.29                $     0.37       $     0.93       $      1.05
AFFO Per Share                                         $      0.27                $     0.32       $     0.86       $      0.91
FAD Per Share                                          $      0.29                $     0.33       $     0.88       $      0.89
FFO Payout Ratio                                               104%                       82%              97%               86%
AFFO Payout Ratio                                              111%                       93%             105%               99%
FAD Payout Ratio                                               103%                       91%             103%              101%
Same Store NOI Growth                                           NA                        NA             1.24%               NA
EBITDA Interest Coverage                                      3.04                      1.63             2.90              2.04
Fixed Charge Coverage                                         2.72                      1.47             2.05              1.84
-------------------------------------------------------------------------------------------------------------------------------
Recurring Leasing Costs                                $ 2,169,613                $1,086,232       $6,320,021     $3,258,694.50
Per Square Foot Leased                                 $      9.69                $    11.55       $     7.18     $       11.55

Recurring Capital Expenditures                         $   205,511                $       --       $  267,151     $          --
Non- Recurring Leasing Cost                            $   111,981                $  299,234       $  965,173           897,701
Non- Recurring Capital Expenditures                    $    78,618                $    6,375       $  153,007     $      19,125
-------------------------------------------------------------------------------------------------------------------------------
Parking Revenues (included in Office and Parking)      $ 1,396,725                $1,446,267       $4,579,374     $   4,301,590
Parking Expense (included in Building Operating
  Expense)                                             $    89,694                $  184,773       $  549,041     $     651,823
Net Parking Income                                     $ 1,307,031                $1,261,494       $4,030,333     $   3,649,767
-------------------------------------------------------------------------------------------------------------------------------

Straight Line Rents                                    $   (38,340)               $   85,000       $  746,429     $     751,000
-------------------------------------------------------------------------------------------------------------------------------

                           CORNERSTONE PROPERTIES INC.





                           SUPPLEMENTAL INFORMATION TO

                           QUARTERLY EARNINGS RELEASE









                              o TABLE OF PROPERTIES

                             CORNERSTONE PROPERTIES
                               TABLE OF PROPERTIES
                                     Q3-1997


                                                        Company's                                    Number
             Property Name         Year Acquired/        Percent      Total Rentable     Occupancy     of
             and Location         Year Constructed      Interest        Square Feet         Rate     Tenants
             ------------         ----------------      --------      --------------        ----     -------
One Norwest Center                      1983              100%          1,188,000           99%       48
     Denver, Colorado


Norwest Center(1)                       1988               50%          1,118,000           99%       35
     Minneapolis, Minnesota


Washington Mutual Tower(2)(3)           1988               50%          1,155,000           98%      123
     Seattle, Washington


125 Summer Street                     1995/1989           100%            464,000           94%       27
     Boston, Massachussetts


Tower 56(4)                           1996/1983           100%            162,000           97%       46
     New York, New York

One Lincoln Centre(5)                 1996/1986           100%            297,000           95%       43
     Oakbrook Terrace, IL


The Frick Building(5)                 1996/1902           100%            341,000           88%       74
     Pittsburgh, PA


No. 527 Madison(6)                    1997/1986           100%            216,000           93%       18
     New York, NY
                                                                   ---------------    ---------    ------

Total Weighted
Average All Properties                                                  4,941,000           97%      414
                                                                   ===============    =========    ======




                                      Remaining
                                       Average
                                      Lease Term            Largest
                                      (in Years)            Tenant
                                      ----------            ------
One Norwest Center                        8.6         Norwest Bank Denver N.A.
     Denver, Colorado                                 Newmont Gold Company
                                                      Teletech, Inc.

Norwest Center(1)                        10.9         Norwest Corporation
     Minneapolis, Minnesota                           Faegre & Benson
                                                      KPMG Peat Marwick

Washington Mutual Tower(2)(3)             4.9         Perkins Coie
     Seattle, Washington                              Washington Mutual
                                                      Karr Tuttle Campbell

125 Summer Street                         3.2         Deloitte & Touche
     Boston, Massachussetts                           BTM Capital Corp.
                                                      Burns & Levinson

Tower 56(4)                               3.0         ICC Associates, L.P.
     New York, New York                               United Bank of Kuwait

One Lincoln Centre(5)                     2.5         Superior Bank FSB
     Oakbrook Terrace, IL                             Microsoft Corporation
                                                      Arthur Andersen L.L.P.

The Frick Building(5)                     4.2         Meyer, Darragh, Buckler,
     Pittsburgh, PA                                   Bebenek & Eck
                                                      Sable, Makaroff & Gudsky

No. 527 Madison(6)                        5.7         The Sumitomo Trust & Banking Co., Ltd.
     New York, NY                                     W.P. Stewart Co., Inc.
                                                      Hill Samuel New York, Inc.

                           CORNERSTONE PROPERTIES INC.
                               TABLE OF PROPERTIES
                                    FOOTNOTES




----------
(1) While the Company's stated interest in the partnership which owns Norwest Center is 50%, it receives a priority distribution of 7% on its invested capital base of $92.3 million prior to the sharing of cash flow equally with its partners. Additionally, upon the sale of the building, the Company is entitled to receive its capital bases as a priority distribution out of proceeds prior to any sharing of proceeds. For the nine months ended September 30, 1997, the Company's share of earnings from the Property was 79.30%. The Company also has the right, exercisable in its sole discretion, to become managing general partner of the partnership.

(2)  Includes the Galland and Seneca Buildings.

(3) While the Company's stated interest in the partnership which owns Washington Mutual Tower is 50%, it receives two priority distributions on its invested capital base: 9.53% on its first $47.0 million of capital base investment in the Property and 8% on the next $100.0 million. Additionally, upon the sale of the building, the Company will receive the first $147.0 million of proceeds as a priority distribution before any sharing with its partners. For the nine months ended September 30, 1997, the Company received 100% of the cash flow from the partnership which owns Washington Mutual Tower. The Company also has the right, exercisable in its sole discretion, to become managing general partner of the partnership.

(4)  The Company's headquarters are located at Tower 56.

(5)  Property acquired by the Company in November 1996.

(6)  Property acquired by the Company in February 1997.

                           CORNERSTONE PROPERTIES INC.





                           SUPPLEMENTAL INFORMATION TO

                           QUARTERLY EARNINGS RELEASE









                                o TOP TEN TENANTS

                             CORNERSTONE PROPERTIES
                                 TOP TEN TENANTS



                                                                                         Full Service
                                                                                       Straight-Line Rent
                                                                                    ---------------------
                                               Straight-Line                                      Percent         Scheduled Lease
                      Tenant                       Rent              Recoveries       Amount      of Total        Expiration Date
                      ------                   -------------         ----------       ------      --------        ---------------
Norwest Corporation (1),(3)                    $ 20,778,000         $ 10,821,000    $ 31,599,000    24%        Jan-99       14,000
                                                                                                               Aug-01        7,000
                                                                                                               Jul-03      154,000
                                                                                                               Jul-13      408,000
                                                                                                               Aug-18      451,000
                                                                                                                         ----------
                                                                                                                         1,034,000

Faegre & Benson (1) (4)                           3,492,000            3,097,000     $ 6,589,000     5%        Dec-97       21,000
                                                                                                               Sep-03      175,000
                                                                                                                         ----------
                                                                                                                           196,000

Perkins Coie (2)                                  5,177,000              425,000     $ 5,602,000     4%        Dec-97        6,000
                                                                                                               Jul-98        7,000
                                                                                                               Jul-04      199,000
                                                                                                                         ----------
                                                                                                                           212,000

Deloitte & Touche (2)                             4,682,000              665,000     $ 5,347,000     4%        Oct-99      120,000

The Sumitomo Trust & Banking Co., Ltd.(2)         4,334,000              561,000     $ 4,895,000     4%        Oct-01       78,000

Washington Mutual (2)                             3,231,000              285,000     $ 3,516,000     3%        Feb-03       16,000
                                                                                                               Aug-03       21,000
                                                                                                               Apr-07      138,000
                                                                                                                         ----------
                                                                                                                           175,000

Burns & Levinson (2)                              2,896,000              386,000     $ 3,282,000     2%        Mar-00       85,000

BTM Capital Corporation (2),(5)                   3,067,000               11,222     $ 3,078,222     2%        Oct-97        3,000
                                                                                                               Jul-02      113,000
                                                                                                                         ----------
                                                                                                                           116,000

KPMG Peat Marwick (2)                             1,831,000            1,203,000     $ 3,034,000     2%        Aug-09       75,000

Newmont Gold Company (6)                          1,294,000              700,000     $ 1,994,000     1%        Jan-99       23,000
                                                                                                               Jan-04       94,000
                                                                                                                         ----------
                                                                                                                           117,000
                                              ---------------------------------------------------------
                                               $ 50,782,000         $ 18,154,222    $ 68,936,222    51%
                                              =============         ============    ============    ==

                     Total Portfolio          $ 102,988,000         $ 30,882,000    $133,870,000
                                              ===============       ============    ============

                           CORNERSTONE PROPERTIES INC.
                                 TOP TEN TENANTS
                                    FOOTNOTES




(1)  Net Lease.

(2)  Gross Lease.

(3)  Norwest Corporation includes Norwest Corporation and Norwest Bank Denver
     N.A.

(4) In April, 1997 the Company amended and extended its lease with Faegre and Benson, based on their extension option, on 174,680 square feet of space at a rate of $13.64 through September 30, 2003. The $13.64 rate will take effect September 30, 1998.

(5) Beginning January 15, 1997, the lease with BTM Capital Corporation adjusted to a 1997 base year.

(6) The term on 94,000 square feet of this lease has been renewed to January 2004 from January 1999. The net base rental rate on the lease for the period January 1999 - January 2004 will be determined based on market conditions for similar space in the Denver market. The table shows annualized straight-line base rent of $11.11 per square foot for Newmont Gold Company, which are indicative of the terms through January 1999.

                           CORNERSTONE PROPERTIES INC.





                           SUPPLEMENTAL INFORMATION TO

                           QUARTERLY EARNINGS RELEASE









                             o HISTORICAL OCCUPANCY

                            HISTORICAL OCCUPANCY RATE


                             Total Bldg.
                               Sq. Ft.          1992       1993      1994       1995        1996      Q3 1997
                               -------          ----       ----      ----       ----        ----      -------
One Norwest Center                1,187,852       95%        96%       96%        98%         99%        99%

Norwest Center                    1,118,062      100%       100%      100%       100%        100%        99%

Washington Mutual Tower           1,154,560       94%        96%       97%        97%         97%        98%

125 Summer Street                   463,691                                       94%        100%        94%

Tower 56                            162,034                                       91%         97%        97%

One Lincoln Centre                  297,330                                                   91%        95%

Frick                               341,421                                                   85%        88%

527 Madison                         215,539                                                   96%        93%
                             -------------------------------------------------------------------------------

Wtd Avg Occ - Portfolio           4,940,489       96%        97%       98%        98%         97%        97%
                             ===============================================================================

                           CORNERSTONE PROPERTIES INC.





                           SUPPLEMENTAL INFORMATION TO

                           QUARTERLY EARNINGS RELEASE









                             o AVERAGE ANNUAL RENTS

The attached schedule shows Average Annual Net Rents per square foot occupied, which are defined as Full Service Rents per square foot occupied less Recoverable Operating Expenses per square foot occupied.

Average Annual Net Effective Rents per square foot occupied are Base Rents as calculated on a straight-line basis through the term of the lease, plus recovery of operating expenses, less recoverable operating expenses and amortization of deferred leasing costs.

                            AVERAGE ANNUAL NET RENTS
                            PER SQUARE FOOT OCCUPIED


                             Total Bldg.
                               Sq. Ft.         Q3 1997        1996         1995         1994        1993         1992
                             -------          ---------       ----         ----         ----        ----         ----
One Norwest Center            1,187,852       $   12.30    $   12.08    $   11.78    $   11.61    $   12.05    $   12.35

Norwest Center                1,118,062       $   18.24    $   17.94    $   17.82    $   17.25    $   17.56    $   16.02

Washington Mutual Tower       1,154,560       $   15.74    $   15.98    $   16.17    $   15.27    $   15.34    $   15.26

125 Summer Street               463,691       $   21.24    $   23.53    $   22.48

Tower 56                        162,034       $   23.54    $   20.45

One Lincoln Centre              297,330       $   19.46    $   18.56

Frick                           341,421       $   10.91    $   11.24

527 Madison                     215,539       $   33.62    $   35.47
                              ---------       --------------------------------------------------------------------------
Wtd Avg Occ - Portfolio       4,940,489       $   16.92    $   17.02    $   16.06    $   14.65    $   14.93    $   14.51
                              =========       ==========================================================================


                       AVERAGE ANNUAL NET EFFECTIVE RENTS



                              Total Bldg.
                                Sq. Ft.        Q3 1997        1996         1995         1994        1993         1992
                                -------        --------       ----         ----         ----        ----         ----
One Norwest Center            1,187,852       $   11.48    $   10.80    $   10.56    $   10.25    $   10.59    $   10.92

Norwest Center                1,118,062       $   17.27    $   17.43    $   17.31    $   17.00    $   17.27    $   17.48

Washington Mutual Tower       1,154,560       $   12.02    $   11.80    $   11.83    $   11.03    $   10.84    $   10.43

125 Summer Street               463,691       $   20.36    $   22.55    $   23.33

Tower 56                        162,034       $   23.11    $   21.17

One Lincoln Centre              297,330       $   20.05    $   19.70

Frick                           341,421       $   10.90    $   11.69

527 Madison                     215,539       $   34.83    $   30.99
                              ---------       --------------------------------------------------------------------------
Wtd Avg Occ - Portfolio       4,940,489       $   15.63    $   15.45    $   14.37    $   12.69    $   12.83    $   12.88
                              =========       ==========================================================================

                         CORNERSTONE PROPERTIES INC.





                         SUPPLEMENTAL INFORMATION TO

                          QUARTERLY EARNINGS RELEASE









                             o LEASE EXPIRATIONS

PROPERTY LEASE EXPIRATIONS

     The following table sets forth lease expirations (in square feet) for each of the Company's Properties.

PROPERTY                                                                Q4 1997            1998               1999
--------                                                                -------            ----               ----
One Norwest Center (1)     square feet (3)                             17,000 sf         25,000 sf          92,000 sf
                           straight-lined rent(4)                     $  197,000        $  168,000         $  817,000
                           straight-lined rent per sq. ft.            $    11.59        $     6.72         $     8.88
                           recoveries (5)                             $  105,000        $  147,000         $  546,000
                           full service st-line rent(6)               $  302,000        $  315,000         $1,363,000
                           full service st-line rent per sq. ft.      $    17.76        $    12.60         $    14.82
                           % full service st-lined rent                     1.38%             1.44%              6.22%
                           asking market rent per sq. ft.(7)          $    20.00
                           no. of tenants(8)                                   2                 6                  8


Norwest Center(1)          square feet                                 12,000 sf         67,000 sf          61,000 sf
                           straight-lined rent                        $  195,000        $  572,000         $1,055,000
                           straight-lined rent per sq. ft.            $    16.25        $     8.54         $    17.30
                           recoveries                                 $  192,000        $  998,000         $  947,000
                           full service st-line rent                  $  387,000        $1,570,000         $2,002,000
                           full service st-line rent per sq. ft.      $    32.25        $    23.43         $    32.82
                           % full service st-lined rent                     0.98%             3.99%              5.09%
                           asking market rent per sq. ft.             $    33.00
                           no. of tenants                                      3                15                  5


Washington Mutual Tower(2) square feet                                 26,900 sf        137,000 sf         193,000 sf
                           straight-lined rent                        $  475,000        $2,793,000         $3,648,000
                           straight-lined rent per sq. ft.            $    17.66        $    20.39         $    18.90
                           recoveries                                 $    6,000        $  240,000         $  175,000
                           full service st-line rent                  $  481,000        $3,033,000         $3,823,000
                           full service st-line rent per sq. ft.      $    17.88        $    22.14         $    19.81
                           % full service st-lined rent                     1.92%            12.10%             15.25%
                           asking market rent per sq. ft.             $    29.00
                           no. of tenants                                     26                27                 28


125 Summer Street(2)       square feet                                 14,000 sf         12,000 sf         135,000 sf
                           straight-lined rent                        $  294,000        $  288,000         $5,048,000
                           straight-lined rent per sq. ft.            $    21.00        $    24.00         $    37.39
                           recoveries                                 $   52,000        $   58,000         $  718,000
                           full service st-line rent                  $  346,000        $  346,000         $5,766,000
                           full service st-line rent per sq. ft.      $    24.71        $    28.83         $    42.71
                           % full service st-lined rent                     2.25%             2.25%             37.54%
                           asking market rent per sq. ft.             $    38.00
                           no. of tenants                                      2                 6                  4

Tower 56(2)                square feet                                 17,000 sf         15,000 sf          33,000 sf
                           straight-lined rent                        $  750,000        $  568,000         $1,375,000
                           straight-lined rent per sq. ft.            $    44.12        $    37.87         $    41.67
                           recoveries                                 $    4,000        $   11,000         $   18,000
                           full service st-line rent                  $  754,000        $  579,000         $1,393,000
                           full service st-line rent per sq. ft.      $    44.35        $    38.60         $    42.21
                           % full service st-lined rent                    11.16%             8.57%             20.62%
                           asking market rent per sq. ft.             $    50.00
                           no. of tenants                                      5                 5                  8


One Lincoln Centre(1)      square feet                                 12,000 sf         61,000 sf          41,000 sf
                           straight-lined rent                        $  198,000        $1,177,000         $  661,000
                           straight-lined rent per sq. ft.            $    16.50        $    19.30         $    16.12
                           recoveries                                 $  101,000        $  443,000         $  375,000
                           full service st-line rent                  $  299,000        $1,620,000         $1,036,000
                           full service st-line rent per sq. ft.      $    24.92        $    26.56         $    25.27
                           % full service st-lined rent                     3.77%            20.43%             13.07%
                           asking market rent per sq. ft.             $    28.00
                           no. of tenants                                      3                13                  7




PROPERTY                                                                   2000          2001              2002            2003
--------                                                                   ----          ----              ----            ----
One Norwest Center (1)     square feet (3)                             128,000 sf      55,000 sf        109,000 sf      146,000 sf
                           straight-lined rent(4)                      $1,014,000     $  592,000        $1,020,000      $2,115,000
                           straight-lined rent per sq. ft.             $     7.92     $    10.76        $     9.36      $    14.49
                           recoveries (5)                              $  758,000     $  330,000        $  648,000      $  890,000
                           full service st-line rent(6)                $1,772,000     $  922,000        $1,668,000      $3,005,000
                           full service st-line rent per sq. ft.       $    13.84     $    16.76        $    15.30      $    20.58
                           % full service st-lined rent                      8.09%          4.21%             7.62%          13.72%
                           asking market rent per sq. ft.(7)
                           no. of tenants(8)                                    7              6                11               2


Norwest Center(1)          square feet                                 104,000 sf       2,000 sf         53,000 sf      175,000 sf
                           straight-lined rent                         $1,646,000     $   34,000        $  455,000      $2,634,000
                           straight-lined rent per sq. ft.             $    15.83     $    17.00        $     8.58      $    15.05
                           recoveries                                  $1,613,000     $   32,000        $  802,000      $2,747,000
                           full service st-line rent                   $3,259,000     $   66,000        $1,257,000      $5,381,000
                           full service st-line rent per sq. ft.       $    31.34     $    33.00        $    23.72      $    30.75
                           % full service st-lined rent                      8.29%          0.17%             3.20%          13.69%
                           asking market rent per sq. ft.
                           no. of tenants                                       4              1                 2               1


Washington Mutual Tower(2) square feet                                  40,000 sf      52,000 sf         96,000 sf      170,000 sf
                           straight-lined rent                          $ 720,000     $1,100,000        $1,960,000      $3,485,000
                           straight-lined rent per sq. ft.              $   18.00     $    21.15        $    20.42      $    20.50
                           recoveries                                   $  27,000     $   36,000        $   62,000      $  209,000
                           full service st-line rent                    $ 747,000     $1,136,000        $2,022,000      $3,694,000
                           full service st-line rent per sq. ft.          $ 18.68     $    21.85        $    21.06      $    21.73
                           % full service st-lined rent                      2.98%          4.53%             8.07%          14.74%
                           asking market rent per sq. ft.
                           no. of tenants                                      11             12                 7               6


125 Summer Street(2)       square feet                                 120,000 sf       9,000 sf        121,000 sf       16,000 sf
                           straight-lined rent                         $4,038,000     $  139,000        $3,222,000      $  318,000
                           straight-lined rent per sq. ft.             $    33.65     $    15.44        $    26.63      $    19.88
                           recoveries                                  $  523,000     $  131,000        $   81,000      $  154,000
                           full service st-line rent                   $4,561,000     $  270,000        $3,303,000      $  472,000
                           full service st-line rent per sq. ft.       $    38.01     $    30.00        $    27.30      $    29.50
                           % full service st-lined rent                     29.70%          1.76%            21.51%           3.07%
                           asking market rent per sq. ft.
                           no. of tenants                                       8              2                 2               2

Tower 56(2)                square feet                                  17,000 sf      37,000 sf         25,000 sf        5,000 sf
                           straight-lined rent                         $  682,000     $1,561,000        $1,136,000      $  194,000
                           straight-lined rent per sq. ft.             $    40.12     $    42.19        $    45.44      $    38.80
                           recoveries                                  $    3,000     $    6,000        $   12,000      $    6,000
                           full service st-line rent                   $  685,000     $1,567,000        $1,148,000      $  200,000
                           full service st-line rent per sq. ft.       $    40.29     $    42.35        $    45.92      $    40.00
                           % full service st-lined rent                     10.14%         23.20%            17.00%           2.96%
                           asking market rent per sq. ft.
                           no. of tenants                                       7             10                 7               2


One Lincoln Centre(1)      square feet                                  95,000 sf       3,000 sf         70,000 sf
                           straight-lined rent                         $1,958,000      $  54,000        $1,567,000
                           straight-lined rent per sq. ft.             $    20.61      $   18.00        $    22.39
                           recoveries                                  $  736,000      $  25,000        $  634,000
                           full service st-line rent                   $2,694,000      $  79,000        $2,201,000
                           full service st-line rent per sq. ft.       $    28.36      $   26.33        $    31.44
                           % full service st-lined rent                     33.98%          1.00%            27.76%
                           asking market rent per sq. ft.
                           no. of tenants                                      14              1                 5



PROPERTY                                                                    2004                  2005                 2006
-------                                                                     ----                  ----                 ----
One Norwest Center (1)     square feet (3)                              118,000 sf
                           straight-lined rent(4)                       $1,338,000
                           straight-lined rent per sq. ft.                 $ 11.34
                           recoveries (5)                               $  707,000
                           full service st-line rent(6)                 $2,045,000
                           full service st-line rent per sq. ft.        $    17.33
                           % full service st-lined rent                       9.34%
                           asking market rent per sq. ft.(7)
                           no. of tenants(8)                                     2


Norwest Center(1)          square feet                                   96,000 sf
                           straight-lined rent                          $1,628,000
                           straight-lined rent per sq. ft.              $    16.96
                           recoveries                                   $1,501,000
                           full service st-line rent                    $3,129,000
                           full service st-line rent per sq. ft.        $    32.59
                           % full service st-lined rent                       7.96%
                           asking market rent per sq. ft.
                           no. of tenants                                        2


Washington Mutual Tower(2) square feet                                  270,000 sf            13,000 sf
                           straight-lined rent                          $6,477,000            $ 242,000
                           straight-lined rent per sq. ft.              $    23.99            $   18.62
                           recoveries                                   $  481,000            $   5,000
                           full service st-line rent                    $6,958,000            $ 247,000
                           full service st-line rent per sq. ft.        $    25.77            $   19.00
                           % full service st-lined rent                      27.76%                0.99%
                           asking market rent per sq. ft.
                           no. of tenants                                        4                    1


125 Summer Street(2)       square feet                                                        10,000 sf
                           straight-lined rent                                                $ 275,000
                           straight-lined rent per sq. ft.                                      $ 27.50
                           recoveries                                                         $  19,000
                           full service st-line rent                                          $ 294,000
                           full service st-line rent per sq. ft.                              $   29.40
                           % full service st-lined rent                                            1.91%
                           asking market rent per sq. ft.
                           no. of tenants                                                             1

Tower 56(2)                square feet                                   10,000 sf
                           straight-lined rent                          $  424,000
                           straight-lined rent per sq. ft.              $    42.40
                           recoveries                                   $    4,000
                           full service st-line rent                    $  428,000
                           full service st-line rent per sq. ft.        $    42.80
                           % full service st-lined rent                       6.34%
                           asking market rent per sq. ft.
                           no. of tenants                                        2


One Lincoln Centre(1)      square feet
                           straight-lined rent
                           straight-lined rent per sq. ft.
                           recoveries
                           full service st-line rent
                           full service st-line rent per sq. ft.
                           % full service st-lined rent
                           asking market rent per sq. ft.
                           no. of tenants

                                                                                     2008
                                                                                     AND
PROPERTY                                                             2007           BEYOND               TOTAL            TOTAL
--------                                                             ----           ------               -----            -----
One Norwest Center (1)     square feet (3)                        76,000 sf       406,000 sf         1,172,000 sf           24.48%
                           straight-lined rent(4)                $1,127,000      $ 6,421,000         $ 14,809,000           14.38%
                           straight-lined rent per sq. ft.       $    14.83      $     15.82         $      12.64
                           recoveries (5)                        $  463,000      $ 2,495,000         $  7,089,000           22.96%
                           full service st-line rent(6)          $1,590,000      $ 8,916,000         $ 21,898,000           16.36%
                           full service st-line rent per sq. ft. $    20.92      $     21.96         $      18.68
                           % full service st-lined rent                7.26%           40.72%              100.00%
                           asking market rent per sq. ft.(7)
                           no. of tenants(8)                              2                2                   48           11.59%


Norwest Center(1)          square feet                                            533,000 sf         1,103,000 sf           23.04%
                           straight-lined rent                                   $13,813,000          $22,032,000           21.39%
                           straight-lined rent per sq. ft.                       $     25.92          $     19.97
                           recoveries                                            $ 8,450,000          $17,282,000           55.96%
                           full service st-line rent                             $22,263,000          $39,314,000           29.37%
                           full service st-line rent per sq. ft.                 $     41.77          $     35.64
                           % full service st-lined rent                                56.63%              100.00%
                           asking market rent per sq. ft.
                           no. of tenants                                                  2                   35            8.45%


Washington Mutual Tower(2) square feet                           138,000 sf                          1,135,900 sf           23.72%
                           straight-lined rent                   $2,653,000                           $23,553,000           22.87%
                           straight-lined rent per sq. ft.       $    19.22                           $     20.74
                           recoveries                            $  272,000                           $ 1,513,000            4.90%
                           full service st-line rent             $2,925,000                           $25,066,000           18.72%
                           full service st-line rent per sq. ft. $    21.20                           $     22.07
                           % full service st-lined rent               11.67%                               100.00%
                           asking market rent per sq. ft.
                           no. of tenants                                 1                                   123           29.71%


125 Summer Street(2)       square feet                                                                 437,000 sf            9.13%
                           straight-lined rent                                                        $13,622,000             $ 0
                           straight-lined rent per sq. ft.                                            $     31.17
                           recoveries                                                                 $ 1,736,000            5.62%
                           full service st-line rent                                                  $15,358,000           11.47%
                           full service st-line rent per sq. ft.                                      $     35.14
                           % full service st-lined rent                                                    100.00%
                           asking market rent per sq. ft.
                           no. of tenants                                                                      27            6.52%

Tower 56(2)                square feet                                                                 159,000 sf            3.32%
                           straight-lined rent                                                        $ 6,690,000            6.50%
                           straight-lined rent per sq. ft.                                            $     42.08
                           recoveries                                                                 $    64,000            0.21%
                           full service st-line rent                                                  $ 6,754,000            5.05%
                           full service st-line rent per sq. ft.                                      $     42.48
                           % full service st-lined rent                                                    100.00%
                           asking market rent per sq. ft.
                           no. of tenants                                                                      46           11.11%


One Lincoln Centre(1)      square feet                                                                 282,000 sf            5.89%
                           straight-lined rent                                                        $ 5,615,000            5.45%
                           straight-lined rent per sq. ft.                                            $     19.91
                           recoveries                                                                 $ 2,314,000            7.49%
                           full service st-line rent                                                  $ 7,929,000            5.92%
                           full service st-line rent per sq. ft.                                      $     28.12
                           % full service st-lined rent                                                    100.00%
                           asking market rent per sq. ft.
                           no. of tenants                                                                      43           10.39%

PROPERTY                                                              Q4 1997        1998            1999               2000
--------                                                              -------        ----            ----               ----
Frick Building(2)          square feet                                9,000 sf     11,000 sf       38,000 sf         74,000 sf
                           straight-lined rent                       $ 185,000     $ 221,000       $ 786,000       $ 1,502,000
                           straight-lined rent per sq. ft.             $ 20.56       $ 20.09         $ 20.68           $ 20.30
                           recoveries                                 $ 20,000       $ 6,000        $ 17,000          $ 23,000
                           full service st-line rent                 $ 205,000     $ 227,000       $ 803,000       $ 1,525,000
                           full service st-line rent per sq. ft.       $ 22.78       $ 20.64         $ 21.13           $ 20.61
                           % full service st-lined rent                   3.32%         3.68%          13.02%            24.72%
                           asking market rent per sq. ft.              $ 22.00
                           no. of tenants                                   11             7              15                19


No. 527 Madison(2)         square feet                                  207 sf     21,000 sf                          9,000 sf
                           straight-lined rent                         $ 5,000   $ 1,111,000                         $ 392,000
                           straight-lined rent per sq. ft.             $ 24.15       $ 52.90                           $ 43.56
                           recoveries                                      $ -     $ 158,000                          $ 11,000
                           full service st-line rent                   $ 5,000   $ 1,269,000                         $ 403,000
                           full service st-line rent per sq. ft.       $ 24.15       $ 60.43                           $ 44.78
                           % full service st-lined rent                  11.80%        11.15%                             3.54%
                           asking market rent per sq. ft.              $ 50.00
                           no. of tenants                                    1             4                                 2

                           -----------------------------------------------------------------------------------------------------
TOTAL                      square feet                              108,107 sf    349,000 sf      593,000 sf        587,000 sf
                           straight-lined rent                     $ 2,299,000   $ 6,898,000     $13,390,000       $11,952,000
                           straight-lined rent per sq. ft.             $ 21.27       $ 19.77         $ 22.58           $ 20.36
                           recoveries                                $ 480,000   $ 2,061,000     $ 2,796,000       $ 3,694,000
                           full service st-line rent               $ 2,779,000   $ 8,959,000     $16,186,000       $15,646,000
                           full service st-line rent per sq. ft.       $ 25.71       $ 25.67         $ 27.30           $ 26.65
                           % full service st-lined rent                   2.08%         6.69%          12.09%            11.69%
                           cumulative % full svc st-lined rent            2.08%         8.77%          20.86%            32.55%
                           no. of tenants                                   53            83              75                72






PROPERTY                                                              2001              2002            2003               2004
--------                                                              ----              ----            ----               ----
Frick Building(2)          square feet                              42,000 sf         35,000 sf       55,000 sf         11,000 sf
                           straight-lined rent                      $ 800,000         $ 632,000     $ 1,070,000         $ 195,000
                           straight-lined rent per sq. ft.            $ 19.05           $ 18.06         $ 19.45           $ 17.73
                           recoveries                                     $ -           $ 1,000        $ 19,000               $ -
                           full service st-line rent                $ 800,000         $ 633,000     $ 1,089,000         $ 195,000
                           full service st-line rent per sq. ft.      $ 19.05           $ 18.09         $ 19.80           $ 17.73
                           % full service st-lined rent                 12.97%            10.26%          17.66%             3.16%
                           asking market rent per sq. ft.
                           no. of tenants                                   6                 9               3                 1


No. 527 Madison(2)         square feet                              78,000 sf                         22,000 sf          8,000 *f
                           straight-lined rent                    $ 4,334,000                         $ 802,000       $ 1,128,000
                           straight-lined rent per sq. ft.            $ 55.56                           $ 36.45          $ 141.00
                           recoveries                               $ 561,000                          $ 14,000           $ 6,000
                           full service st-line rent              $ 4,895,000                         $ 816,000       $ 1,134,000
                           full service st-line rent per sq. ft.      $ 62.76                           $ 37.09          $ 141.75
                           % full service st-lined rent                 43.00%                             7.17%             9.96%
                           asking market rent per sq. ft.
                           no. of tenants                                   1                                 2                 1


                           ---------------------------------------------------------------------------------------------------------
TOTAL                      square feet                             278,000 sf        509,000 sf      589,000 sf        513,000 sf
                           straight-lined rent                    $ 8,614,000       $ 9,992,000     $10,618,000       $11,190,000
                           straight-lined rent per sq. ft.            $ 30.99           $ 19.63         $ 18.03           $ 21.81
                           recoveries                             $ 1,121,000       $ 2,240,000     $ 4,039,000       $ 2,699,000
                           full service st-line rent              $ 9,735,000       $12,232,000     $14,657,000       $13,889,000
                           full service st-line rent per sq. ft.      $ 35.02           $ 24.03         $ 24.88           $ 27.07
                           % full service st-lined rent                  7.27%             9.14%          10.95%            10.37%
                           cumulative % full svc st-lined rent          39.82%            48.96%          59.90%            70.28%
                           no. of tenants                                  39                43              18                12





                                                                                                                         2008
                                                                                                                          AND
PROPERTY                                                                 2005            2006           2007             BEYOND
--------                                                                 ----            ----           ----             ------
Frick Building(2)          square feet                                                               24,000 sf
                           straight-lined rent                                                       $ 664,000
                           straight-lined rent per sq. ft.                                             $ 27.67
                           recoveries                                                                 $ 27,000
                           full service st-line rent                                                 $ 691,000
                           full service st-line rent per sq. ft.                                       $ 28.79
                           % full service st-lined rent                                                  11.20%
                           asking market rent per sq. ft.
                           no. of tenants                                                                    3


No. 527 Madison(2)         square feet                                6,000 sf       23,000 sf       33,000 sf
                           straight-lined rent                        $277,000        $946,000      $1,617,000
                           straight-lined rent per sq. ft.             $ 46.17         $ 41.13         $ 49.00
                           recoveries                                  $ 3,000         $ 4,000        $ 14,000
                           full service st-line rent                  $280,000        $950,000      $1,631,000
                           full service st-line rent per sq. ft.       $ 46.67         $ 41.30         $ 49.42
                           % full service st-lined rent                   2.46%           8.35%          14.33%
                           asking market rent per sq. ft.
                           no. of tenants                                    1               4               2


                           -------------------------------------------------------------------------------------------------------
TOTAL                      square feet                               29,000 sf       23,000 sf      271,000 sf         939,000 sf
                           straight-lined rent                        $794,000        $946,000      $6,061,000        $20,234,000
                           straight-lined rent per sq. ft.             $ 27.38         $ 41.13         $ 22.37            $ 21.55
                           recoveries                                 $ 27,000         $ 4,000       $ 776,000        $10,945,000
                           full service st-line rent                  $821,000        $950,000      $6,837,000        $31,179,000
                           full service st-line rent per sq. ft.       $ 28.31         $ 41.30         $ 25.23            $ 33.20
                           % full service st-lined rent                   0.61%           0.71%           5.11%             23.29%
                           cumulative % full svc st-lined rent           70.89%          71.60%          76.71%            100.00%
                           no. of tenants                                    3               4               8                  4





PROPERTY                                                                   TOTAL            TOTAL
--------                                                                   -----            -----
Frick Building(2)          square feet                                   299,000 sf            6.24%
                           straight-lined rent                          $ 6,055,000            5.88%
                           straight-lined rent per sq. ft.                  $ 20.25
                           recoveries                                     $ 113,000            0.37%
                           full service st-line rent                    $ 6,168,000            4.61%
                           full service st-line rent per sq. ft.            $ 20.63
                           % full service st-lined rent                      100.00%
                           asking market rent per sq. ft.
                           no. of tenants                                        74           17.87%


No. 527 Madison(2)         square feet                                   200,207 sf            4.18%
                           straight-lined rent                         $ 10,612,000           10.30%
                           straight-lined rent per sq. ft.                  $ 53.01
                           recoveries                                     $ 771,000            2.50%
                           full service st-line rent                   $ 11,383,000            8.50%
                           full service st-line rent per sq. ft.            $ 56.86
                           % full service st-lined rent                      100.00%
                           asking market rent per sq. ft.
                           no. of tenants                                        18            4.35%


                           ----------------------------------------------------------------------
TOTAL                      square feet                                 4,788,107 sf          100.00%
                           straight-lined rent                         $102,988,000          100.00%
                           straight-lined rent per sq. ft.                  $ 21.51
                           recoveries                                  $ 30,882,000          100.00%
                           full service st-line rent                   $133,870,000          100.00%
                           full service st-line rent per sq. ft.            $ 27.96
                           % full service st-lined rent                      100.00%
                           cumulative % full svc st-lined rent
                           no. of tenants                                       414          100.00%


* Includes 4,605 square feet of retail space leased to the Gap at a base rent of $871,200 and recoveries of $5,964, totalling to a full service rent of $877,164.

                           CORNERSTONE PROPERTIES INC.
                            LEASE EXPIRATION SCHEDULE
                                    FOOTNOTES




----------

(1)  Net Lease building.

(2)  Gross Lease building.

(3)  The total square footage expiring in any particular year.

(4) Straight-line rent is the average of all lease payments required to be made through the term of the lease as required under Generally Accepted Accounting Principles.

(5) The actual recovery of operating expenses as of September 30, 1997 in net lease buildings and the recovery of operating expense escalations in gross lease buildings.

(6)  Full Service Straight-Line Rent is Straight-Line Rent plus recoveries.

(7) Asking market rent is the average initially quoted rent to prospective tenants in each building. All market rents shown are on full service basis.

(8)  The number of tenant leases expiring in each year.

                           CORNERSTONE PROPERTIES INC.





                           SUPPLEMENTAL INFORMATION TO

                           QUARTERLY EARNINGS RELEASE









                               o TENANT RETENTION

The attached table sets forth the Company's tenant retention on expiring leases since January 1, 1993. The analysis is based upon the percentage of expiring leases in the applicable building with a tenant or subtenant being retained in the expiring space, or an existing tenant expanding into the expiring space. A tenants lease is added to the retention schedule at the time a lease extension is signed with the tenant, or the tenant notifies the Company of an option being exercised.

                                    RETENTION

                                   1993                       1994                           1995
                    ----------------------------  --------------------------- ------------------------------
                      sq ft       sq ft             sq ft      sq ft             sq ft      sq ft
                    retained      expir.   ret %   retained    expir.    ret %   retained    expir.   ret %
                    ----------------------------  --------------------------- ------------------------------
One Norwest           126,511   154,615    82%     93,962     94,981    99%      64,627     71,364    91%
Norwest                24,832    37,806    66%     16,293     26,317    62%      22,762     23,792    96%
WAMU                   90,230   130,010    69%    127,334    153,645    83%      29,547     44,742    66%
125 Summer
Tower 56
One Lincoln Centre
Frick Building
527 Madison
                      ------------------------    -------------------------    -----------------------------
weighted              241,573   322,431    75%    237,589    274,943    86%     116,936    139,898    84%


                                 1996                                     YTD 1997 (Q3)
                    -------------------------------        --------------------------------------------
                     sq ft      sq ft                          sq ft         sq ft
                     retained     expir.   ret %               retained      expir.           ret %
                    -------------------------------        --------------------------------------------
One Norwest         43,601      72,903      60%              254,013        285,770             89%
Norwest              4,336       9,777      44%              183,748        198,161             93%
WAMU                86,956     106,250      82%              152,686        170,804             89%
125 Summer          95,816      96,658      99%               22,216         47,687             47%
Tower 56            46,003      53,762      86%               28,778         34,002             85%
One Lincoln Centre                                            24,498         31,249             78%
Frick Building                                                98,564        114,148             86%
527 Madison                                                    5,980         20,587             29%
                   ----------------------------        --------------------------------------------
weighted           276,712     339,350      82%              770,483        902,408             85%

                    -------
                      83.7%
                    -------

                           CORNERSTONE PROPERTIES INC.





                           SUPPLEMENTAL INFORMATION TO

                           QUARTERLY EARNINGS RELEASE









                             o CAPITAL EXPENDITURES

NON INCREMENTAL REVENUE GENERATING LEASING COSTS AND CAPITAL EXPENDITURES


The following table shows Historical Non-Incremental Revenue Generating Leasing Costs which are the leasing costs (tenant improvements and leasing commissions), in total and on a per square foot basis, to re-lease expiring leases or renew or extend existing leases. The Company believes that its ability to renew and extend existing tenants at a high percentage has substantially reduced its overall leasing costs on a per square foot basis. Additionally, the table shows Historical Non-Incremental Revenue Generating Capital Expenditures which are Capital Expenditures expended to maintain a property in a Class A manner and do not give rise to additional earnings capacity, but rather allow the property to maintain its competitive position within its market. The Company believes that its focus on continuing high level of maintenance of its assets has greatly reduced the amount of Capital Expenditures required at its buildings.



                                            1997         1996         1995         1994         1993         TOTAL
ONE NORWEST CENTER
Total Tenant Lease Costs                 1,691,088    1,009,006      141,135      540,444      754,802     4,136,475
Total Square Feet Leased                   288,387       81,445       75,939      117,966      177,700       741,437
Total Per Square Foot                         5.86        12.39         1.86         4.58         4.25          5.58

NORWEST CENTER
Total Tenant Lease Costs                    51,651       42,237      144,275       30,193      154,940       423,296
Total Square Feet Leased                   187,865        6,629       24,986       26,939       38,065       284,484
Total Per Square Foot                         0.27         6.37         5.77         1.12         4.07          1.49

WASHINGTON MUTUAL TOWER
Total Tenant Lease Costs                 1,061,621      793,361      290,971    1,065,962    1,303,860     4,515,775
Total Square Feet Leased                   186,036      124,474       53,894      151,051      150,497       665,952
Total Per Square Foot                         5.71         6.37         5.40         7.06         8.66          6.78

125 SUMMER STREET
Total Tenant Lease Costs                 1,251,353    2,158,339           --           --           --     3,409,692
Total Square Feet Leased                    23,466      117,794           --           --           --       141,260
Total Per Square Foot                        53.33        18.32           --           --           --         24.14

TOWER 56
Total Tenant Lease Costs                   501,028      339,124           --           --           --       840,152
Total Square Feet Leased                    47,915       42,203           --           --           --        90,118
Total Per Square Foot                        10.46         8.04           --           --           --          9.32

ONE LINCOLN CENTRE
Total Tenant Lease Costs                   137,796        2,859           --           --           --       140,655
Total Square Feet Leased                    29,299        3,652           --           --           --        32,951
Total Per Square Foot                         4.70         0.78           --           --           --          4.27

FRICK BUILDING
Total Tenant Lease Costs                 1,161,553           --           --           --           --     1,161,553
Total Square Feet Leased                   104,827           --           --           --           --       104,827
Total Per Square Foot                        11.08           --           --           --           --         11.08

527 MADISON AVENUE
Total Tenant Lease Costs                   463,931           --           --           --           --       463,931
Total Square Feet Leased                    12,821           --           --           --           --        12,821
Total Per Square Foot                        36.19           --           --           --           --         36.19

CORNERSTONE PORTFOLIO
Total Tenant Lease Costs                 6,320,021    4,344,926      576,381    1,636,599    2,213,602    15,091,529
Total Square Feet Leased                   880,616      376,197      154,819      295,956      366,262     2,073,850
Total Per Square Foot                         7.18        11.55         3.72         5.53         6.04          7.28

CAPITAL EXPENDITURES*                      267,151      532,851           --       50,801           --       850,803
Weighted Average Square Footage Owned    4,905,000    4,139,404    3,499,667    3,461,000    3,461,000    19,466,070
Per Square Foot                               0.05         0.13           --         0.01           --          0.04

TOTAL CAPITAL EXPENDITURES
AND TENANT LEASING COSTS                 6,587,172    4,877,777      576,381    1,687,400    2,213,602    15,942,332
Weighted Average Square Footage Owned    4,905,000    4,139,404    3,499,667    3,461,000    3,461,000    19,466,070
Per Square Foot                               1.34         1.18         0.16         0.49         0.64          0.82

* 1997 and 1996 Start-Up Capital included in purchase price of One Lincoln, 125 Summer Street and the Frick Building.

INCREMENTAL REVENUE GENERATING LEASING COSTS AND CAPITAL EXPENDITURES


The following table shows Historical Incremental Revenue Generating Leasing Costs which are the leasing costs (tenant improvements and leasing commissions) required (i)to lease first generation space on development properties and (ii) space which was vacant at the time of the acquisition of a property which will increase the overall return on the property. Additionally, the table shows Historical Incremental Revenue Generating Capital Expenditures which are Capital Expenditures expended to increase the profitability of the building either through the generation of higher earnings capability, or by improving building system efficiency, thus producing lower operating expenses prospectively.




                                              1997        1996          1995         1994          1993      TOTAL
ONE NORWEST CENTER
Total Tenant Lease Costs                        --           --           --           --           --            --
Total Square Feet Leased                        --           --           --           --           --            --
Total Per Square Foot                           --           --           --           --           --            --

NORWEST CENTER
Total Tenant Lease Costs                        --           --           --           --           --            --
Total Square Feet Leased                        --           --           --           --           --            --
Total Per Square Foot                           --           --           --           --           --            --

WASHINGTON MUTUAL TOWER
Total Tenant Lease Costs                   378,594      643,235           --           --           --     1,021,829
Total Square Feet Leased                    62,644      146,517           --           --           --       209,161
Total Per Square Foot                         6.04         4.39           --           --           --          4.89

125 SUMMER STREET
Total Tenant Lease Costs                        --      369,727           --           --           --       369,727
Total Square Feet Leased                        --       33,136           --           --           --        33,136
Total Per Square Foot                           --        11.16           --           --           --         11.16

TOWER 56
Total Tenant Lease Costs                        --      174,266           --           --           --       174,266
Total Square Feet Leased                        --        7,115           --           --           --         7,115
Total Per Square Foot                           --        24.49           --           --           --         24.49

ONE LINCOLN CENTRE
Total Tenant Lease Costs                   261,538        9,706           --           --           --       271,244
Total Square Feet Leased                    11,816        1,941           --           --           --        13,757
Total Per Square Foot                        22.13         5.00           --           --           --         19.72

FRICK BUILDING
Total Tenant Lease Costs                   325,041           --           --           --           --       325,041
Total Square Feet Leased                    19,384           --           --           --           --        19,384
Total Per Square Foot                        16.77           --           --           --           --         16.77

527 MADISON AVENUE
Total Tenant Lease Costs                        --           --           --           --           --            --
Total Square Feet Leased                        --           --           --           --           --            --
Total Per Square Foot                           --           --           --           --           --            --

CORNERSTONE PORTFOLIO
Total Tenant Lease Costs                   965,173    1,196,934           --           --           --     2,162,107
Total Square Feet Leased                    93,844      188,709           --           --           --       282,553
Total Per Square Foot                        10.28         6.34           --           --           --          7.65

CAPITAL EXPENDITURES                       153,007       25,500      135,194      102,567      967,533     1,383,801
Weighted Average Square Footage Owned    4,905,000    4,139,404    3,499,667    3,461,000    3,461,000    19,466,070
Per Square Foot                               0.03         0.01         0.04         0.03         0.28          0.07

TOTAL CAPITAL EXPENDITURES
AND TENANT LEASING COSTS                 1,118,180    1,222,434      135,194      102,567      967,533     3,545,908
Weighted Average Square Footage Owned    4,905,000    4,139,404    3,499,667    3,461,000    3,461,000    19,466,070
Per Square Foot                               0.23         0.30         0.04         0.03         0.28          0.18

                           CORNERSTONE PROPERTIES INC.





                           SUPPLEMENTAL INFORMATION TO

                           QUARTERLY EARNINGS RELEASE









                      o MINORITY SHARING IN CASH FLOWS AND

                                RESIDUAL PROCEEDS

MINORITY SHARING IN CASH FLOWS

           Three of the Company's properties are held in partnerships or have management agreements which allow the Company's partners and/or managers to participate in the cash flows of their respective properties. The following discussion provides the details of each partner's/manager's participation in the cash flow of each of the respective properties.


Norwest Center

           Under the partnership agreement, cash flow is used first to pay operating and capital expenditures, then debt service on the mortgage note. The remaining cash flow is paid first to Cornerstone, as a 7% cumulative preference return on its capital base of $92.3 million ($6,461,000), the remaining cash flow is split 50% to Cornerstone and 50% to their partner, Sixth & Marquette Limited Partnership ("S&M"). Should cash flow be insufficient to pay the preference return ("Preference Deficit") it will accumulate and earn interest at 7%. Any Preference Deficit will be paid as the first priority payment after debt service. Cash distributions of $4.73 million during the first nine months of 1997 were split $5.59 million to Cornerstone (81.29%) and $1.29 million to S&M (18.71%). Earnings during the first quarter were split 79.30% to Cornerstone and 20.70% to S&M. Sales proceeds from Norwest Center will be split as follows as of September 30, 1997:

           1)        To debt                    $110.0 million
           2)        To Cornerstone               92.3 million
           3)        To Cornerstone                9.3 million
           4)        To Cornerstone                1.0 million
           5)        To S&M                       17.9 million
           6)        The remaining proceeds will be split 50/50 among the two partners.


Washington Mutual Tower

           Under the partnership agreement cash flow is used first to pay operating and capital expenditures, then debt service on the mortgage note. The remaining cash flow is paid first to Cornerstone as a 9.53% preference return on a capital base of $47.0 million ($4,479,000), next cash is used to pay the Preference Deficit on the second preference return (currently $8.4 million), the next payment is to Cornerstone on its second preference return of 8% on its capital base of $100.0 million ($8,000,000), finally cash flow is split 50% to Cornerstone and 50% to 1212. The cumulative Preference Deficit earns interest at a rate of 8% until it is repaid. Cash flow of $12,372,842 was distributed to Cornerstone during 1996. Cornerstone's partner, 1212 Partnership, does not currently share in the cash flow from Washington Mutual Tower. With regard to the sale of the building, the Company will receive the first $156.5 million of proceeds after repayment of the $79.1 million mortgage ($235.0 million in total proceeds). Any proceeds above this amount will be split 50/50 with Cornerstone's partners.

Tower 56

           Under its management agreement with HRO International, Inc. ("HRO"), HRO has the right to share in one-third of the net cash flow, without regard for debt service, above a 9% return on Cornerstone's investment of $32,986 808 or $2,966,431. Since property cash flow for the year ended December 31, 1996 was $2,915,835 no cash was paid to HRO. The shortfall of $52,978 plus 9% interest must be paid to Cornerstone, prior to HRO sharing in any cash flow of the property.

Sales proceeds above $35.5 million will be distributed 1/3 to HRO and 2/3 to Cornerstone. Cornerstone is responsible for the repayment of the debt from its portion of the sales proceeds.